EXHIBIT 99.1

DATE:	April 6, 2006

TO:	All Media

FROM:	Standard Management 10689 N. Pennsylvania Street Indianapolis, Indiana 46280

CONTACT:	Michael B. Berry Investor Relations Phone: 317-574-5221
Standard Management Receives Nasdaq Notification
(Indianapolis, Indiana) Standard Management Corporation (“Standard Management” or the “Company”) (NASDAQ:SMAN, SMANP), an Indianapolis-based provider of pharmaceuticals to long-term care and infusion therapy patients, today announced that it received a letter dated April 3, 2006 from the Listing Qualifications Department of The Nasdaq Stock Market indicating that for the last 30 consecutive business days, the bid price of the Company’s common stock has closed below the minimum $1.00 per share requirement for continued listing set forth in Marketplace Rule 4450(a)(5). The notification letter further states that the Company will be provided 180 calendar days, or until October 2, 2006, to regain compliance with the minimum $1.00 per share bid price requirement. The Company may regain compliance with Marketplace Rule 4450(a)(5) if at any time before October 2, 2006, the bid price of the Company’s common stock closes at $1.00 per share or more for a minimum of ten consecutive business days.
If the Company does not regain compliance with the minimum closing bid price requirement by October 2, 2006, the Nasdaq Staff will provide written notification that the common stock will be delisted. At that time, the Company may appeal the Staff’s determination to delist the shares or, alternatively, may apply to transfer the shares to The Nasdaq Capital Market if it satisfies the requirements for initial inclusion (other than the minimum bid price requirement) set forth in Marketplace Rule 4310(c).
The Company intends to monitor the bid price of its common stock between now and October 2, 2006, and consider various options available to the Company in the event its common stock does not trade at a level that is likely to regain compliance.
Standard Management provides pharmaceuticals to long-term care facilities and currently operates regional pharmacies in Seattle, Washington; Nashville, Tennessee; New Castle, Indiana; and Indianapolis, Indiana.
This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933. The use of the words “believe,” “expect,” “anticipate,” “intend,” “may,” “estimate,” “could,” “plans,” and other similar expressions, or the negations thereof, generally identify forward-looking statements. Forward-looking statements in this press release include, without limitation, actions the Company may take in order to regain compliance with the listing requirements. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors, which could cause actual results to be materially different from those contemplated by the forward-looking statements. Such factors include, but are not limited to, general market and economic conditions and other factors, including our operating performance and overall stock market performance.
We caution you that, while forward-looking statements reflect our good faith beliefs, these statements are not guarantees of future performance. In addition, we disclaim any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.
Standard Management is a holding company headquartered in Indianapolis, Indiana. Information about the Company can be obtained by calling the Investor Relations Department at (317) 574-5221 or via the Internet at www.SMAN.com.